                                                                    EXHIBIT 12.2


                           PLATINUM technology, inc.

                  Ratio of Total Debt to Total Capitalization
                                (in thousands)

                                                     As of September 30, 1996
                                                 -------------------------------
                                                    Actual       As Adjusted (1)
Total Debt:
----------

Short-term debt and current maturities of
    long-term debt                                    10,848              10,848

Long-term obligations and acquisition-related
    payables, less current portion                     8,957              93,957
                                                 -----------         -----------
    Total Debt                                        19,805             104,805
                                                 -----------         -----------
Total Capitalization:
--------------------

Long-term obligations and acquisition-related
    payables, less current portion                     8,957              93,957

Stockholders' Equity                                 263,011             263,011
                                                 -----------         -----------

    Total Capitalization                             271,968             356,968
                                                 -----------         -----------

Ratio of Total Debt to Total Capitalization             0.07                0.29
                                                 ===========         ===========

(1) Adjusted to reflect the issuance and sale of the Notes from this offering.